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                                                                     EXHIBIT 5.1

                                 July 10, 1996

DepoTech Corporation
10450 Science Center Drive
San Diego, California 92121

     Re: 2,300,000 Shares of Common Stock of DepoTech Corporation

Ladies and Gentlemen:

     We have acted as counsel to DepoTech Corporation, a California corporation (the "Company"), in connection with the proposed issuance and sale by the Company of 2,300,000 shares of the Company's Common Stock (the "Shares"), pursuant to the Company's Registration Statement on Form S-1 filed on July 10, 1996, as amended through its effective date.

     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Articles of Incorporation as in effect on the date hereof, the Company's bylaws as in effect on the date hereof, and originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, if, as and when sold and issued in accordance with the Registration Statement and Prospectus (as amended and supplemented through the date of issuance), will be validly issued, fully paid and nonassessable.

     We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          BROBECK, PHLEGER & HARRISON LLP